PROMISSORY NOTE

SATISFACTION: The debt evidenced
by this Note has been satisfied in full
this __________ day of __________,
Signed: _______________________

$ 250,000.00	Avon , North Carolina
Date: February 7, 2024

FOR VALUE RECEIVED, the undersigned       KS OBX LLC         (hereinafter referred to as “Borrower”) unconditionally promises to pay to the order of Steven Lloyd (hereinafter referred to as “Lender”) at the address of 101 Benjamin Franklin Drive, Apt #81, Sarasota. FL 34236. or such other place as the Lender may designate in writing, in lawful money of the United States. the principal sum of Two hundred fifty thousand and 00 / 100 Dollars ($ 250,000.00). together with interest thereon. with such principal and interest (the “Loan”) payable in accordance with the terms set forth hereinafter:

1.Term. The term of this Promissory Note (this “Note”) shall be 24 months from the date of this Note (the ‘‘Term”). More particularly. the Term shall commence on the date hereof and shall end on February 7, 2026 (the “Maturity Date”).

2.Interest. - (Check Applicable) (the box indicated below shall hereinafter be referred to as the “Normal Rate”):

a.☐ Throughout the Term and so long as there is no Event of Default, interest will accrue on the outstanding principal balance of this Note at a fixed interest rate equal to      % per annum. All interest accruals shall be computed based on a per-day rate derived from the Normal Rate divided by a hypothetical three hundred sixty (360) day year times the actual number of days elapsed.

b.☑ Throughout the Term and so long as there is no Event of Default, interest will accrue on the outstanding principal balance of this Note as follows: 11% for the first 12 months and 13% thereafter

Any unpaid balance due hereunder shall bear interest after any Event of Default, after this Note matures, and/or after the unpaid balance has been reduced to judgment, at a rate equivalent to 2.00 % percent in excess of the Normal Rate or at the then applicable legal rate of interest on judgments in the State of North Carolina, whichever shall be higher; provided, however, that if such increased rate of interest may not be collected from the Borrower under applicable law, then the unpaid balance then due hereunder shall bear interest at the maximum increased rate of interest, if any, which may be collected from the Borrower under applicable law.

3.Amortization. The below repayment schedule calling for interest only payments interest only during the term of this Note has been calculated so as to emulate a straight line amortization of principal at the Normal Rate over a n/a amortization period.

4.Repayment. (Check Applicable):

a.☐  Beginning on                   , and continuing on the ___ day of each month thereafter during the Term of this Note, Borrower shall pay to Lender in immediately available funds, monthly installments of principal and interest in the amount of                     and     /100 Dollars ($         ). Unless sooner paid. on the Maturity Date, all outstanding principal and accrued and unpaid interest, costs, fees and charges shall be due and payable in full.

b.☑ The principal and interest shall be due and payable as follows Interest only payments throughout the term of the loan with all outstanding principal and interest due on February 7, 2026. Upon the death of Joseph Robert and a death life insurance payout of $1,000,000 originated with Penn Mutual to Steve Lloyd, the Holder of this Note will satisfy the deed of trust and the note will be deemed paid in full.

5.Late Charges. The Borrower further agrees to pay to the Lender immediately and without demand, a late charge equal to 4.0 % of the amount of any installments due hereunder which is not received by Lender on or before the 10th day from the date such installment was due and payable; provided, however, that if the 10th day shall fall upon a Saturday, Sunday or legal holiday in the State of North Carolina, such payment shall not be deemed late if received by the Lender on its next regular business day.

6.Other Charges. The Borrower agrees to pay to the Lender, with and in addition to each installment of principal and/or interest payable hereunder, such amounts, if any, as may be required to be paid by the Borrower to the Lender pursuant to the terms of any instrument securing this Note (“Other Charges”).

7.Application of Payments. Any payments hereunder shall be applied by the Lender in the following order or priority: (i) Late Charges; (ii) Other Charges; (iii) accrued interest; and (iv) principal.

8.Prepayment. Any prepayment shall be applied in the manner provided herein; however, prepayments of principal shall be applied in the inverse order of maturity and shall not cause a reset of Borrower’s amortized payment obligations without Lender’s written consent as evidenced by a modification of this Note. (Check Applicable):

a.☑The Borrower shall have the privilege to prepay the principal and any accrued but unpaid interest in full or in part at any time prior to the Maturity Date without penalty or premium.

b.☐ Prepayment of the principal and any accrued but unpaid interest shall be subject to the following restrictions:

9. Security. (Check Applicable):

a.☐ This Note is unsecured.

b.☑This Note is secured by a second priority deed of trust of even date herewith (the “Deed of Trust”) encumbering the property described therein to which reference is had and made for a more complete description of the said property. (the “Collateral”). The obligations, covenants and agreements of the Deed of Trust are hereby made a part of this Note to the same extent and with the same effect as if they were fully set forth herein, and Borrower does hereby agree to perform and keep each and every obligation, covenant and agreement set forth in this Note and the Deed of Trust. This Note shall evidence, and Deed of Trust shall secure, the all sums owed to the Lender by the Borrower pursuant to this Note.

c.☐ This Note and the Deed of Trust evidence and secure the balance of the purchase price between Borrower as purchaser and Lender as seller (N.C.G.S. §45-21.38).

d.☐ This Note and the Deed of Trust evidence all or a portion of the purchase price for property and are executed, delivered, with the deed to the property as part of the same transaction, and the proceeds of this Note are actually used for purchase of the Property and not for future improvements (N.C.G.S. §39-13).

10.Events of Default. The Borrower hereby agrees that this Note shall be in default if at any time any one or more of the following events occurs, and each of which shall constitute an “Event of Default”: (i) any installment due hereunder, or any portion thereof, or any Late Charges or Other Charges due hereunder, or any monies of any nature which are due to the Lender under the terms of any of this Note or any instrument securing this Note shall not be fully paid upon or by the due date thereof, and the Lender shall not receive payment in full within ten (10) days thereafter; (ii) the Borrower or any party to any instrument securing this Note breaches or is in default under any non-monetary covenant, condition, warranty, representation, obligation or agreement contained in this Note or any instrument securing this Note, and the Borrower or such other party shall fail to fully cure such breach or default within fifteen (15) days following the Effective Date of Notice (defined below) thereof from the Lender; or (iii) any of the following actions shall occur by, against or involving the Borrower or any other party to any instrument securing this Note: (a) filing of a voluntary petition in bankruptcy; (b) adjudication as a bankrupt or insolvent; (c) the filing of any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors; (d) the making of any general assignment for the benefit of creditors; or (e) the admission in writing of its inability to pay its debts when due;

11.Remedies. Upon the occurrence of any Event of Default or at any time thereafter, so long as such Event of Default shall continue, at the option of the Lender, the-entire principal sum then remaining unpaid hereunder, together with all Late Charges, Other Charges, and interest accrued thereon, shall immediately become due and payable in full, without further notice”;-and the Lender shall have the-r1ghf to institute any proceedings on this Note, any instrument securing this Note or guarantees given in connection with this Note, without limitation, for the purpose of collecting the indebtedness due hereunder, and the Borrower agrees to pay all costs and expenses incurred thereby, including, but not limited to, reasonable attorneys’ fees. The Borrower also understands that under Section 6-21.2 of the North Carolina General Statutes, if the services of an attorney are necessary for the Lender to enforce this Note, the Borrower will pay reasonable attorney’s fees of 15.00% of the outstanding balance owing on the Note. The remedies provided herein and in any instrument given to secure the payment of this Note shall be cumulative and none is exclusive of any other remedy, right or power.

12.Joint and Several Liability. If there is more than one Borrower, the obligations and liabilities of each such person or party shall be joint and several.

13.Waivers and Set-Off. The Borrower, for itself, its legal representatives, successors and assigns, respectively, expressly waives presentment, demand, protest, notice of dishonor, notice of protest, notice of non-payment, and notice of maturity, and consents to the extension of time of payment or other modification of the terms of payment of any portion of the debt evidenced hereby, upon request of any other person liable hereon, which extension or modification shall not alter or diminish the liability of any other person hereon. Borrower shall have no right to set off, offset or deduct any amount otherwise due, payable or owing under or pursuant to this Note.

14.Governing Law. This Note shall be governed and construed in accordance with the laws of the State of North Carolina, without regard to any choice-of-law or conflict-of-law provisions which might apply the law of another jurisdiction.

15.Excessive Interest. If for any reason the Lender shall ever receive interest or any other charges constituting or adjudicated as constituting interest, which would exceed the maximum rate of interest permitted by applicable law, the amount if any, which exceeds the maximum allowable rate shall be applied to the reduction of the principal amount owing on this Note and not to the payment of interest; or, if such excessive interest exceeds the unpaid principal balance hereof, the amount of such excessive interest that exceeds the unpaid principal balance shall be refunded to the Borrower.

16.Notices. All notices made or required hereunder shall be in writing. The “Effective Date of Notice” shall mean the date upon which such notice shall have been personally delivered (including personal delivery by Federal Express or other nationally-recognized overnight private courier service), or the date of postmark of any notice deposited in the United States Mail, registered or certified, postage prepaid, return receipt requested, addressed in any such event to the Lender or the Borrower at the address set forth herein, or at such other addresses as may hereafter be designated in writing.

IN WITNESS WHEREOF, Borrower has duly executed this Note, or if entity, by its duly authorized representative(s), under Seal the day and year first above written.